Exhibit 99.7
Consent of James Kevin Scott
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form F-4 (the “Registration Statement”) of Fiat Chrysler Automobiles N.V. (the “Registrant”), and any supplements and amendments thereto, as a person who is about to become a director of the Registrant following the merger described in the Registration Statement, and consents to the filing of this consent as an exhibit to the Registration Statement and any supplements and amendments thereto.

By:         /s/ James Kevin Scott
Name:         James Kevin Scott
Date:         July 15, 2020